Exhibit 10.1

SECOND AMENDMENT TO
GAS GATHERING AGREEMENT
[Alliance]
This Second Amendment to the Gas Gathering Agreement (the “Second Amendment”) is executed July 9, 2014 but effective as of June 1, 2014 (the “Effective Date”), by and between Quicksilver Resources Inc. (“Quicksilver”) and TG Barnett Resources LP (“TG”) (Quicksilver and TG are collectively referred to herein as “Producer”), and Cowtown Pipeline Partners L.P. (“Gatherer”).
WHEREAS, Producer and Gatherer are parties to the Gas Gathering Agreement, dated as of December 1, 2009, as amended by Amendment to Gas Gathering Agreement dated October 1, 2010 (collectively referred to as the “Alliance Agreement”);
WHEREAS, by virtue of that certain Assignment, Bill of Sale and Conveyance, by and between Quicksilver and TG, dated the 30th day of April 2013, effective September 1, 2012, TG has been assigned an interest in the Alliance Agreement; and
WHEREAS, the parties desire to amend the terms of the Alliance Agreement as provided in this Second Amendment;
NOW, THEREFORE, in consideration of the mutual premises and benefits contained herein, the adequacy, receipt and sufficiency of which are hereby acknowledged, Producer and Gatherer amend the terms of the Alliance Agreement, as follows:

1.	Article 1, Definitions is amended as follows:
Section m., “Escalation Date” shall be deleted in its entirety and the following substituted in its place: “m. “Escalation Date”, except for the Lift Gas Fee, shall mean January 1st 2015 and each January 1st thereafter during the Term. The Escalation Date for the Lift Gas Fee shall mean January 1, 2016 and each January 1st thereafter during the Term.”

2.	Article 1, Definitions is amended to add the following definition:
“oo.    “Lift Gas Volume” is the amount of Gas, reserved by Producer under Section 3.2, used by Producer for gas lift operations in the Contract Area, measured in MCFs at the existing Alliance CMU meter station number ALSA020MU.”

3.	Article 11, Fees is amended by replacing the first sentence in 11.1 with the following:
“Producer shall pay to the Gatherer 59.355 cents ($0.59355) multiplied by the positive difference between (i) the total volume of Producer’s Gas (measured in Mcf) metered at the Receipt Point(s) and (ii) the Lift Gas Volume, subject to adjustment as provided in Section 11.2 (such rate, as so adjusted, the “Gathering Fee”).”

4.	Article 11, Fees is amended to add the following:
“11.3    Producer shall pay to Gatherer twenty cents ($.20) per Mcf multiplied by the Lift Gas Volume pursuant to this Agreement, subject to adjustment as provided in Section 11.2 (such rate, as so adjusted, the “Lift Gas Fee”).
“11.4 For the period beginning on July 1, 2014 and ending on June 30, 2016, Gatherer shall work with Producer to evaluate the purchase of all or a portion of Producer’s existing and future gas lift systems at Alliance. Regardless of whether the parties are able to reach a mutual agreement as to such potential purchase(s), Gatherer shall have the Exclusive Right to provide Producer’s gas lift needs for the remaining Term of the Alliance Agreement. As used herein, the term “Exclusive Right” is defined to mean that (i) Gatherer shall be the exclusive provider of gas lift services to Producer at the existing and any future points delivered into Producer’s existing and future gas lift systems, and (ii) Producer shall negotiate with no other party and deal exclusively with Gatherer to potentially provide any alternative gas lift method which could eliminate or materially alter the then existing manner in which Gatherer supplies lift gas to Producer at existing and future wells. This Exclusive Right is not intended to hinder Producer from alternative non gas lift methods (including, but not limited to, plungers or other similar lifting technologies) at any individual well (including each such well for which there is no gas lift pipeline connection as of the date hereof), where such lift gas being provided or to be provided, as applicable by Gatherer is not or will not be adequate at such particular well to provide Producer’s lift requirements. Producer shall retain sole discretion in the deployment of these alternative non gas lift techniques; provided in the event that Producer employs such artificial non gas lift techniques on a well, it will notify Gatherer within a commercially reasonable time frame.”
Except as amended by this Second Amendment, the terms and provisions of the Alliance Agreement are and shall remain in full force and effect.
Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Alliance Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the Effective Date.

QUICKSILVER RESOURCES INC.
By:	/s/ C.C. Rupnow
Name: Clifford Rupnow
Title: VP Product Mktg & Transp.

TG BARNETT RESOURCES LP
By:	/s/ Koji Yoshizaki
Name: KOJI YOSHIZAKI
Title: Vice President and Secretary

COWTOWN PIPELINE PARTNERS L.P.
By:	Crestwood Gas Services Operating GP LLC, its general partner
By:	/s/ J. Heath Deneke
Name: Heath Deneke
Title: President Natural Gas Business Unit

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